Exhibit 99.1

PRESS RELEASE:

Leslie Coolidge and Rob Costantino Join PetVivo Holdings, Inc. Board of Directors

MINNEAPOLIS, MN, US, August 1, 2022 — PetVivo Holdings, Inc. (NASDAQ: PETV & PETVW) (the “Company”) an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for companion animals and animal athletes is pleased to announce that Rob Costantino and Leslie Coolidge have joined the Company’s Board of Directors.

“We are thrilled to welcome Rob and Leslie to PetVivo’s Board of Directors” said John Lai, Chief Executive Officer of PetVivo Holdings, Inc. “Rob and Leslie bring a wealth of business and governance experience to our Company. We anticipate that their addition to the board will provide us the knowledge and expertise that will guide our Company to attain the resources and industry relationships necessary for success.”

Mr. Costantino is a retired CPA and former senior executive who has served as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of large corporations. He is currently a part time financial consultant, investor and a current member of the Board of Directors of 4 Yamaha Motor Finance subsidiaries. His most recent executive position was a dual role of Senior Executive Vice President – Chief Financial Officer and Chief Operating Officer of NASDAQ listed WFS Financial, Inc., an automotive and commercial finance company and concurrently as Executive Vice President – Chief Financial Officer and Chief Operating Officer of NYSE listed Westcorp, Inc, an OTS regulated bank. He was responsible for operations and all financial areas including SEC filings, analyst interaction, earnings calls, and treasury of both companies. Mr Costantino played a key role in the negotiation and ultimate sale of both companies to Wachovia (Wells Fargo) for $3.9 billion. Prior to that, he was President & CEO and member of the Board of Directors of Mitsubishi Motors Credit of America, Inc - an automotive finance company with over $10 billion in assets, where he is credited with one of the greatest turnarounds in captive finance industry history taking the company from extreme financial losses to profitability and ultimately negotiating the sale of the company’s assets to Merrill Lynch. Prior to that, he served for 17 yrs at various escalating management positions of Volvo Cars of North America including the unique experience of being SVP & CFO of both the automotive parent company and the captive finance company. He was integral to the successful relocation of the company from the East Coast to CA, as part of the creation of the Premier Auto Group after Ford Motor Company acquired Volvo. Mr Costantino’s long successful experiences in many senior executive positions, CPA, public company experience and finance background including executing billions of dollars of asset backed security transactions, as well as multi-billion dollar asset and entire company sales are material factors regarding his qualifications to serve on our Board of Directors.

“I am extremely excited to be joining such an innovative company with disruptive technology in the animal health market and beyond at this pivotal moment in its history.” said Rob Costantino. “With each of my meetings with management and members of the Board of Directors, I became more convinced that PetVivo is ready to launch to new heights and believe I can make valuable contributions on their Board. I am absolutely thrilled to be appointed to the PetVivo Board of Directors and can’t wait to get to work with these visionary company leaders.”

Ms. Coolidge served as a director of Power Solutions International, Inc. where she chaired that company’s Audit Committee. She retired as an Audit and SEC Reviewing Partner from KPMG LLP. At KPMG, Ms. Coolidge led significant global audit engagements, serving major companies with their complex accounting, financial and strategic needs. During her 28 years at KPMG, Ms. Coolidge led client engagement teams auditing SEC registrants and concurrently served as concurring reviewing partner. In addition to her client engagements, she served as a partner in KPMG’s Department of Professional Practice as well as the firm’s representative on the American Institute of CPAs’ (“AICPA”) Accounting Standards Executive Committee. Ms. Coolidge serves on the Board of the Chicago Academy of Sciences and its Peggy Notebaert Nature Museum. Ms. Coolidge holds a Bachelor of Arts degree in Government from Harvard University and a Master of Science degree in Accounting from New York University. Ms. Coolidge qualifies as an “Audit Committee Financial Expert” under applicable SEC regulations and has substantial public company audit experience gained from her tenure as a partner at KPMG. Ms. Coolidge brings to the Board a wealth of experience and knowledge of public company financial reporting and accounting and her experience at the highest levels of a Big Four accounting firm is an invaluable resource to the Board in its oversight of the Company’s financial statements and SEC filings.

“I’ve always believed that technology has the potential to create a better quality of life for people and animals,” said Leslie Coolidge. “It’s an honor to be part of a technology company introducing an innovative medical device that addresses the cause of an affliction, rather than simply treating the symptoms.”

About PetVivo Holdings, Inc.

PetVivo Holdings Inc. (NASDAQ: PETV) is an emerging biomedical device company currently focused on the manufacturing, commercialization and licensing of innovative medical devices and therapeutics for companion animals. The Company’s strategy is to leverage human therapies for the treatment of companion animals in a capital and time efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

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PetVivo has a pipeline of seventeen products for the treatment of animals and people. A portfolio of nineteen patents protects the Company’s biomaterials, products, production processes and methods of use. The Company’s lead product SPRYNG™ with OsteoCushion™ technology, a veterinarian-administered, intraarticular injection for the management of lameness and other joint related afflictions, including osteoarthritis, in dogs and horses, is currently available for commercial sale.

For more information about PetVivo Holdings, Inc. and our revolutionary product, Spryng with OsteoCushion Technology, please contact info1@petvivo.com or visit https://petvivo.com/

CONTACT:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

Forward-Looking commercial Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022 and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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